Liberator Medical Reports Record Revenue of $12.64 Million for Its Second Fiscal Quarter Ended March 31, 2011

$47 Million in Trailing Twelve Month Revenue Driven by Twelve Consecutive Quarters of Record Revenues

STUART, Fla., May 13, 2011 (GLOBE NEWSWIRE) -- Liberator Medical Holdings, Inc. (OTCBB:LBMH) today announced the financial results for its fiscal second quarter ended March 31, 2011. Sales for the three months ended March 31, 2011, increased by $2,993,000, or 31.0%, to $12,643,000, compared with sales of $9,650,000 for the three months ended March 31, 2010. The increase in sales was primarily due to the Company's continued emphasis on its direct response advertising campaign to obtain new customers and its dedication to customer service to retain its recurring customer base.

Gross profit for the three months ended March 31, 2011, increased by $1,707,000, or 27.3%, to $7,971,000, compared with gross profit of $6,264,000 for the three months ended March 31, 2010. The increase was attributed to an increased sales volume for the three months ended March 31, 2011, compared to the three months ended March 31, 2010.

General and administrative expenses increased by $154,000, or 14.4%, to $1,224,000 for the three months ended March 31, 2011, compared to the three months ended March 31, 2010. Advertising expenses increased by $905,000, or 81.2%, to $2,019,000 for the three months ended March 31, 2011, compared to the three months ended March 31, 2010. The majority of its advertising expenses were associated with the amortization of previously capitalized direct response advertising costs.

Income from operations for the three months ended March 31, 2011, increased by $390,000, or 108.3%, to $750,000, compared to the three months ended March 31, 2010.  The increase in operating income is primarily attributed to increased sales volumes with a reduction as a percentage of sales in payroll costs, bad debt expenses, and administrative costs; partially offset by increases in its advertising costs.

Net income for the three months ended March 31, 2011, was $351,000 ($0.01 per share), compared to a net loss of $92,000 (-$0.00 per share) for the three months ended March 31, 2010.

The Company had cash of $4,594,000 at March 31, 2011, compared to cash of $7,428,000 at September 30, 2010, a decrease of $2,834,000.  The decrease in cash for the six months ended March 31, 2011, is primarily due to $2,069,000 of cash used in operating activities and payments of $598,000 on debt obligations.

Mark Libratore, the Company's President and CEO, commented, " The second quarter of our fiscal year is typically a challenging quarter for us each year due to the annual renewal of our customers' insurance coverage, primarily Medicare Part B coverage, and calendar year deductibles that must be met by the majority of our customers at the beginning of each calendar year.  In spite of these challenges, we were able to increase our sales for the twelfth consecutive quarter. The outlook for demand for our products and services is favorable, as there should be an increase in newly-diagnosed patients requiring the medical supplies that we provide. We expect solid revenues growth over the next two quarters of fiscal year 2011 due to our aggressive advertising and marketing programs."

Stay up-to-date with current events by visiting Liberator Medical's website at www.liberatormedical.com or by joining the Company's E-Mail Alert List. Join by clicking the following link www.LBMH-IR.com

About Liberator Medical Holdings, Inc.

Liberator Medical Holdings, Inc.'s subsidiary, Liberator Medical Supply, Inc., established the Liberator brand as a leading national direct-to-consumer provider of quality medical supplies to Medicare-eligible seniors. An Exemplary Provider(TM) accredited by The Compliance Team, its unique combination of marketing, industry expertise and customer service has demonstrated success over a broad spectrum of chronic conditions. Liberator is recognized for offering a simple, reliable way to purchase medical supplies needed on a regular, ongoing, repeat-order basis, with the convenience of direct billing to Medicare and private insurance. Liberator's revenue primarily comes from supplying products to meet the rapidly growing requirements of general medical supplies, diabetes, urological, ostomy and mastectomy patients. Liberator communicates with patients and their doctors on a regular basis regarding prescriptions and supplies. Customers may purchase by phone, mail or internet, with repeat orders confirmed with the customer and shipped when needed.

Safe Harbor Statement
Certain statements in this press release that are not historical, but are forward-looking, are subject to known and unknown risks and uncertainties which may cause the Company's actual results in future periods to be materially different from any future performance that may be suggested in this press release. Such risks and uncertainties may include, but are not limited to, regulatory limitations on the medical industry in general, working capital constraints, fluctuations in customer demand and commitments, fluctuation in quarterly results, introduction of new services and products, commercial acceptance and viability of new services and products, pricing and competition, reliance upon subcontractors and vendors, the timing of new technology and product introductions, the risk of early obsolescence of our products and the other factors listed under "Risk Factors" in our Annual Report on Form 10-K for the fiscal year ended September 30, 2010, and our other filings with the Securities and Exchange Commission. We assume no obligation to update the information contained in this news release.

Liberator Medical Holdings, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
As of March 31, 2011 (unaudited) and September 30, 2010
(In thousands, except dollar per share amounts)

	March	September
	31, 2011	30, 2010
Assets
Current Assets:
Cash	$4,594	$7,428
Accounts receivable, net of allowance of $3,740 and $3,312, respectively	7,402	6,744
Inventory, net of allowance for obsolete inventory of $137 and $110, respectively	2,621	1,985
Deferred taxes, current portion	1,557	1,696
Prepaid and other current assets	504	355
Total Current Assets	16,678	18,208
Property and equipment, net of accumulated depreciation of $1,818 and $1,527, respectively	1,686	1,862
Deferred advertising	15,126	10,006
Other assets	218	139
Total Assets	$33,708	$30,215

Liabilities and Stockholders' Equity
Current Liabilities:
Accounts payable	$6,234	$3,826
Accrued liabilities	799	1,077
Derivative liabilities	—	1,698
Stockholder loans	—	565
Convertible notes payable, net of unamortized discount of $21	—	2,516
Other current liabilities	132	146
Total Current Liabilities	7,165	9,828
Deferred tax liability	2,459	1,826
Other long-term liabilities	87	145
Total Liabilities	9,711	11,799

Stockholders' Equity:
Common stock, $.001 par value, 200,000 shares authorized, 48,100 and 44,707 shares issued, respectively; 48,010 and 44,617 shares outstanding at March 31, 2011, and September 30, 2010, respectively	48	45
Additional paid-in capital	34,312	28,927
Accumulated deficit	(10,313)	(10,5060
Treasury stock, at cost; 89 shares at March 31, 2011, and September 30, 2010	(50)	(50)
Total Stockholders' Equity	23,997	18,416
Total Liabilities and Stockholders' Equity	$33,708	$30,215

See accompanying notes to unaudited condensed consolidated financial statements.

Liberator Medical Holdings, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
For the three and six months ended March 31, 2011 and 2010
(Unaudited)
(in thousands, except per share amounts)

	Three Months Ended March 31,		Six Months Ended March 31,
	2011	2010	2011	2010
Sales	$12,643	$9,650	$24,847	$18,808

Cost of Sales	4,672	3,386	9,008	6,633

Gross Profit	7,971	6,264	15,839	12,175

Operating Expenses
Payroll, taxes and benefits	2,930	2,618	5,771	4,787
Advertising	2,019	1,114	3,920	1,920
Bad debts	877	928	1,769	1,583
Depreciation	171	174	337	270
General and administrative	1,224	1,070	2,149	2,094
Total Operating Expenses	7,221	5,904	13,946	10,654

Income from Operations	750	360	1,893	1,521

Other Income (Expense)
Interest expense	(1)	(402)	(32)	(819)
Change in fair value of derivative liabilities	—	(59)	(902)	(5,157)
Gain (Loss) on disposal of assets	—	(2)	2	(2)
Interest income	2	5	4	8
Total Other Income (Expense)	1	(458)	(928)	(5,970)

Income (Loss) before Income Taxes	751	(98)	965	(4,449)

Provision for (Benefit from) Income Taxes	400	(6)	772	(1,012)

Net Income (Loss)	$351	$(92)	$193	$(3,437)

Basic earnings (loss) per share:
Weighted average shares outstanding	47,996	34,921	47,704	33,873
Earnings (loss) per share	$0.01	$0.00	$0.00	$(0.10)

Diluted earnings (loss) per share:
Weighted average shares outstanding	53,773	34,921	53,502	33,873
Earnings (loss) per share	$0.01	$(0.00)	$0.00	$(0.10)

See accompanying notes to unaudited condensed consolidated financial statements.

Liberator Medical Holdings, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
For the six months ended March 31, 2011 and 2010
(Unaudited)
(in thousands)

	Six Months Ended
	March 31,
	2011	2010
Cash flow from operating activities:
Net Income (Loss)	$193	$(3,437)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation and amortization	4,172	2,156
Change in fair value of derivative liabilities	902	5,157
Equity based compensation	236	223
Provision for doubtful accounts and sales returns and adjustments	1,865	1,728
Non-cash interest related to convertible notes payable	21	662
Deferred income taxes	772	(982)
Amortization of non-cash debt issuance costs	—	17
Reserve for inventory obsolescence	28	—
Loss (Gain) on disposal of assets	(2	2
Changes in operating assets and liabilities:
Accounts receivable	(2,524)	(3,621)
Deferred advertising	(8,954)	(4,630)
Inventory	(663)	(650)
Other assets	(179)	(50)
Accounts payable	2,409	1,479
Accrued liabilities	(308)	128
Other liabilities	(37)	(3)
Net Cash Flow Used in Operating Activities	(2,069)	(1,821)

Cash flow from investing activities:
Purchase of property and equipment	(163)	(1,217)
Proceeds from the sale of assets	3	5
Purchase of certificates of deposit	—	(556)
Net Cash Flow Used in Investing Activities	(160)	(1,768)

Cash flow from financing activities:
Proceeds from the sale of common stock	—	7,000
Costs associated with the sale of common stock	—	(382)
Proceeds from the exercise of warrants	—	530
Proceeds from employee stock purchase plan	44	104
Proceeds from credit line facility	—	750
Costs associated with new credit line facility	(51)	—
Purchase of treasury stock	—	(90
Payments of debt and capital lease obligations	(598)	(241)
Net Cash Flow Provided by (Used in) Financing Activities	(605)	7,752

Net increase (decrease) in cash	(2,834)	4,163

Cash at beginning of period	7,428	3,798
Cash at end of period	$4,594	$7,961

Supplemental disclosure of cash flow information:
Cash paid for interest	$49	$185
Cash paid for income taxes	$5	$20

Supplemental schedule of non-cash investing and financing activities:
Common stock issued for interest expense	—	$45
Common stock issued for conversion of debt	$5,100	$543

See accompanying notes to unaudited condensed consolidated financial statements.

CONTACT:
Individual Investor Relations Contact
Gerald Kieft
Wall Street Resources, Inc.
772-219-7525
LiberatorIR@wallstreetresources.net
http://www.wallstreetresources.net

Institutional Investor Contact
Lyn Davis
Littlebanc Advisors, LLC
561-948-3005
ld@littlebanc.com
www.littlebanc.com
Source: Liberator Medical Holdings, Inc